Exhibit (h)

                                    Vollmacht

Hiermit bevollmachtigt das Land Baden-Wurttemberg, vertreten durch Herrn Walter Leibold, Ministerialdirigent im Finanzministerium,

Herrn Gerhard Fink,

     geschaftsansassig: Landeskreditbank Baden-Wurttemberg - Forderbank, Friedrichstrasse 24, 70174 Stuttgart

     solange er mit der Landeskreditbank Baden-Wurttemberg - Forderbank in einem Arbeitsverhaltnis steht,

1. einen Registrierungsprospekt betreffend eine sogenannte "Shelf-Registrierung" in einem Betrag von bis zu US$5,000,000,000 und, falls erforderlich, einen Nachtrag zu einem solchen Registrierungsprospekt sowie jegliche Aktualisierung der in diesem Registrierungsprospekt enthaltenen Informationen durch Jahresberichte auf Form 18-K und 18-K/A gemass dem United States Securities Exchange Act of 1934 (jeder solche Jahresbericht ein "Jahresbericht") der Landeskreditbank Baden-Wurttemberg
     - Forderbank fur das Land Baden-Wurttemberg zu unterzeichnen und

2.   diesen Registrierungsprospekt sowie einen Nachtrag zu diesem
     Registrierungsprospekt und die Jahresberichte im Rahmen der Registrierung von Wertpapieren gemass dem United States Securities Act of 1933 bei der amerikanischen Securities and Exchange Commission einzureichen und

3. Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715, USA als sogenannten "authorized representative" des Landes Baden-Wurttemberg im Rahmen der unter Punkt 1. genannten Registrierungen bei der amerikanischen Securities and Exchange Commission zu beauftragen.

Diese Vollmacht unterliegt deutschem Recht



Stuttgart, den    28. Marz 2005
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                       /s/ Walter Leibold
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                           Walter Leibold